Tortoise Capital Resources Corp. Announces Distribution Increase

Nov 8, 2011 - LEAWOOD, Kan.--(BUSINESS WIRE)-- The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) today declared the company's fourth quarter 2011 distribution of $0.11 per share, an increase of $0.01 from the prior quarter. The increase is due to improvements in the performance of TTO's private holdings. The distribution is payable on Nov. 30, 2011, to stockholders of record on Nov. 22, 2011.

As previously stated, TTO expects to earn distributable cash flow (DCF) to support an annualized distribution of not less than $0.40 per share, with upside potential to that rate depending on the performance of its private equity investments. TTO believes this guidance provides the basis for its stockholders to have confidence in the sustainability of its distribution at this level.

A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the final characterization will not be made until determination of our earnings and profits after year end. For book purposes, the source of this distribution is estimated to consist of 10-15 percent ordinary income and the remainder as return of capital.

The company's objective is for each new real asset acquisition and lease agreement to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. The company believes that upon REIT qualification, its risk and return characteristics can be compared favorably to utilities and other REITs.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. (NYSE: TTO) is focused on real asset acquisitions primarily in the U.S. energy infrastructure sector. Tortoise Capital Advisors, LLC entered into a consulting agreement with Corridor Energy LLC to identify, analyze and finance potential investments for TTO in real estate investment trust (REIT) qualifying assets. For more information, visit www.corridorenergy.com.

About Tortoise Capital Advisors, LLC

Tortoise Capital Advisors, LLC is an investment manager specializing in managing portfolios of MLPs and other energy companies. As of Oct. 31, 2011 the adviser had approximately $7.2 billion of assets under management in NYSE-listed closed-end investment companies, TTO, an open-end fund and private accounts. For more information, visit www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com